FOR IMMEDIATE RELEASE

ALCO Stores to Move its Headquarters to Dallas, TX

Abilene, Kan. (April 10, 2013) – ALCO Stores, Inc. (Nasdaq: ALCS) today announced that the Company will move its corporate headquarters from Abilene, Kansas, to Coppell, Texas, a suburb of Dallas.

In making the announcement, Chief Executive Officer Rich Wilson said, “Today’s challenging business climate and highly competitive retail landscape require that we locate our headquarters in a metropolitan center. The Dallas location provides easy access to many of our stores, other major retailers and transportation for our employees and business partners.”

Wilson added, “Retailing today requires fast response, constant innovation, and deep commitment from our vendor partners. While ALCO has been located in Abilene, Kansas, since its inception, relocating to a more accessible location for our vendors is critical. In addition, our ability to attract and retain executive level leadership will be enhanced in the Dallas area.”

The transition of the central office will take place during the month of June. The corporate headquarters move does not affect ALCO’s store in Abilene, or the Distribution Center in Abilene. As previously announced, the Company will consider the feasibility of adding a second distribution facility to lower freight expense and better serve its store network, but no change is anticipated for the balance of the year.

About ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states. The Company has 217 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 111 years. To learn more about the Company, visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and the Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

###
For more information, contact:
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com